INTERNATIONAL PAPER

          NEWS RELEASE                       2 Manhattanville Road
                                             Purchase, NY 10577

                                   International Paper Contacts:
                                   Rick Klutey \ Bob McPhillips
                                   (914)397-1973 \ (914)397-1963


               INTERNATIONAL PAPER'S WHOLLY OWNED SUBSIDIARY,
              FEDERAL PAPER BOARD, COMMENCES TENDER OFFER FOR
                  10-PERCENT DEBENTURES DUE APRIL 15, 2011

          July 23, 1997

               PURCHASE, NY--International Paper's wholly owned subsidiary, Federal Paper Board, today announced that it has commenced a tender offer to purchase any and all of its 10-percent Debentures due April 15, 2011.

               The price to be paid for the Debentures will be determined continuously during the tender period by reference to a fixed spread of 55 basis points over the yield to maturity of 6 5/8 percent U.S. Treasury Notes due May 2007 at the time of acceptance of the tender offer, plus accrued and unpaid interest thereon from the last regular payment of semi-annual interest to, but not including, the applicable settlement date. The tender offer will expire at 5 p.m., Eastern Standard Time, on Wednesday, August 6, 1997, unless extended.

               All Debentures tendered in the tender offer will be purchased upon the terms and subject to the conditions of the tender offer. Debenture holders who elect to tender their Debentures should follow the procedures for tendering described in the Offer to Purchase dated July 23, 1997, that will be sent to them.

               J.P. Morgan Securities Inc. is the Dealer Manager for the tender offer, and D.F. King & Co., Inc. is the Information Agent.

               International Paper is a worldwide producer of printing papers, packaging and forest products. The company also operates specialty businesses and a broadly based paper distribution network. Headquartered in Purchase, N.Y., the company has 27 U.S. mills and operations in 31 countries, employs 87,000 people worldwide and exports its products to more than 130 nations.